Exhibit 99.1

Shineco Announces One-for-Nine Reverse Stock Split Effective August 17, 2020

BEIJING, August 13, 2020 (GLOBE NEWSWIRE) — Shineco, Inc. (“Shineco” or the “Company”; Nasdaq: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural and hemp products, as well as various health and well-being-focused plant-based products in China, announced today that the Company’s common stock will trade on a split-adjusted basis following the implementation of a reverse stock split at the ratio of one-for-nine shares on The Nasdaq Capital Market (“Nasdaq”) effective with the open of the market on Monday, August 17, 2020.

The objective of the reverse stock split is to increase the market price for the Company’s common stock, which will in turn enable the Company to evidence compliance with the $1.00 bid price requirement under Nasdaq Listing Rule 5550(a)(2) and to maintain its listing on Nasdaq. The Company believes the increased market price for its common stock following the reverse stock split will improve the marketability and liquidity of, and encourage additional interest and trading in, the Company’s common stock.

The reverse stock split will take effect at 4:01pm Eastern time on August 14, 2020, with the Company’s common stock to begin trading on a split-adjusted basis on Nasdaq effective at the open of the market on Monday, August 17, 2020. The reverse stock split will reduce the number of common shares issued and outstanding from approximately 27.3 million to approximately 3.0 million (subject to adjustment due to the effect of rounding fractional shares into whole shares).

As a result of the reverse stock split, each nine pre-split shares of common stock outstanding will automatically combine and convert to one issued and outstanding share of common stock without any action on the part of the stockholder. No fractional shares of common stock will be issued to any shareholders in connection with the reverse stock split. Each shareholder will be entitled to receive one shares of common stock in lieu of the fractional share that would have resulted from the reverse stock split.

About Shineco, Inc.

Incorporated in Delaware in August 1997 and headquartered in Beijing, China, Shineco is a holding company. Through its subsidiaries and variable interest entities, Shineco undertakes vertically- and horizontally-integrated production, distribution, and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce, and specialized textiles. For more information about Shineco, please visit http://tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco’s registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao

Ascent Investor Relations LLC

Phone: +1-917-609-0333

Email: tina.xiao@ascent-ir.com